CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 25, 2024, relating to the financial statements and financial highlights of Centre Funds comprising Centre American Select Equity Fund and Centre Global Infrastructure Fund, which are included in Form N-CSR for the year ended September 30, 2024, and to the references to our firm under the headings “Appendix C: Financial Highlights of Acquired Funds”, “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “ Financial Statements” in the Combined Proxy Statement and Prospectus.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

February 6, 2025